Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is made as of the 30th day of June, 2006, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Landlord”), and OMNICELL, INC., a Delaware corporation, f/k/a OMNICELL TECHNOLOGIES, INC., a California corporation (“Tenant”).

WITNESSETH:

WHEREAS, Amli Commercial Properties Limited Partnership, a Delaware limited partnership, the predecessor in interest to Landlord, and Tenant have heretofore entered into that certain lease dated as of April 28, 1999, as amended by that First Amendment to Lease dated as of September 30, 1999 (collectively, the “Lease”), pursuant to which Tenant is leasing approximately 38,459 square feet of rentable area (the “Existing Premises”) in the building located at 3661 Burwood Drive, Waukegan, Illinois (the “Building”).  Capitalized terms that are not otherwise defined in this Second Amendment shall have the meanings ascribed to them in the Lease;

WHEREAS, each of Tenant and Landlord desires to extend the Term in accordance with the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term and Option Term.  As of the date hereof, Landlord and Tenant hereby agree to extend the Term of the Lease with respect to the Premises from the date of expiration of the initial Term (“Effective Date”) through July 31, 2013, and the Lease is hereby amended so that all references to the “Term” in the Lease shall refer to the Term as extended hereunder.  Upon the termination of this Lease as described in the previous sentence, Tenant shall have the right, upon providing Landlord with at least one hundred twenty (120) days written notice prior to the expiration of the Term, to renew the Lease for an additional one (1) year term (“Option Term”) for the period and with an Annual Base Rent as set forth in Section 2 below.  The parties agree to evidence the agreement to enter into the Option Term by executing a written confirmation of such extension.

2.             Base Rent.  As of the date hereof, Section 1.9 to the Lease shall be amended to add the following provisions relating to the amount of Base Rent due and payable from and after the Effective Date:

Period	Annual Base Rent	Monthly Base Rent

8/1/06-7/31/07	$228,831.05	$19,069.25

8/1/07-7/31/08	$234,551.83	$19,545.99

8/1/08-7/31/09	$240,415.62	$20,034.64

8/1/09-7/31/10	$246,426.01	$20,535.50

8/1/10-7/31/11	$252,586.66	$21,048.89

8/1/11-7/31/12	$258,901.33	$21,575.11

8/1/12-7/31/13	$265,373.86	$22,114.49

Option Term	Annual Base Rent	Monthly Base Rent

8/1/13-7/31/14	$272,008.21	$22,667.35

3.             Condition of Premises.  As of the date hereof, pursuant to Section 16.1 (Condition of Premises) of the Lease, the parties acknowledge and agree that at the termination of the Lease by lapse of time or otherwise, or upon a termination of Tenant’s right of possession without terminating the Lease, Tenant shall surrender possession of the Premises and all Tenant Improvements to Landlord and deliver all keys to the Premises to Landlord, and shall return the Premises and all equipment and fixtures of Landlord to Landlord in as good a condition as when Tenant originally took possession, ordinary wear and tear, loss or damage by fire or other insured casualty, and damage resulting from the acts of Landlord or any of its employees and agents excepted.

4.             Possession and Condition of the Premises. Tenant hereby acknowledges and agrees that it is currently in possession of the Premises and such Premises is in good order and satisfactory condition.  No promise of Landlord to alter, remodel or improve the Premises or the Property and no representation respecting the condition of the Premises or the Property has been made by Landlord to Tenant, except with respect to Landlord’s obligations set forth in Work Letter Agreement attached hereto in Exhibit A.  Other than as set forth in Exhibit A, no promise of Landlord to alter, remodel or improve the Premises, and no representation respecting the condition of the Premises has been made by Landlord to Tenant provided however, to Landlord’s actual knowledge, Landlord’s warranty under the second paragraph of Section 8 in the original Lease is hereby reaffirmed with respect to alterations performed by Landlord.

5.             Americans with Disabilities Act.  The parties acknowledge that with respect to Title III of the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to here as the “ADA”), Landlord shall be responsible for compliance for the base building structure of the Building, the common areas of the Property, the Building common areas, the common area lobby restrooms (if any), and the Premises with respect to alterations and any Landlord’s Work performed by Landlord.  Tenant shall be responsible for ADA Title III compliance in the Premises with respect to Alterations and any work performed by Tenant.

5.             Environmental Condition.  The obligations of Tenant under Section 21(p) of the original Lease shall not be modified or diminished in any way, provided however, Landlord’s warranty under the second paragraph of Section 8 in the original Lease, to Landlord’s actual knowledge, is hereby reaffirmed with respect to contamination at the Property by any Hazardous Materials in quantities exceeding purposes which are reasonably and customarily used in general office uses.

6.             Real Estate Broker.  Tenant acknowledges that it has dealt with no broker in connection with this Amendment other than Grubb & Ellis and that insofar as Tenant knows, no other broker or finder negotiated this Amendment or is entitled to any fee or commission in connection herewith.  With respect to this issue only, Tenant agrees to indemnify, defend and hold Landlord free and harmless from and against all claims for broker’s commissions or finder’s fees by any person claiming to have represented or procured, or to have been engaged by, Tenant in connection with this transaction.  Landlord represents that Landlord has dealt with no broker in connection with this Amendment other Paine/Wetzel Associates, Inc., and that insofar as Landlord knows, no other broker or finder negotiated this Amendment or is entitled to any fee or commission in connection herewith.  Landlord agrees to indemnify, defend and hold Tenant free and harmless from and against all claims for broker’s commissions or finder’s fees by any person claiming to have represented or to have been engaged by Landlord in connection with this transaction.

6.             Full Force and Effect, Inconsistency.  Except as set forth in this Amendment, the terms, covenants, conditions and agreements of the Lease shall remain unmodified and otherwise in full force and effect.  In the event of any inconsistency between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

7.             Miscellaneous.

(a)           The preambles to this Amendment are incorporated into the body of this Amendment as if restated herein.

(b)           Interpretation of this Amendment shall be governed by the laws of the State of Illinois.

(c)           The mutual obligations of the parties as provided herein are the sole consideration for this Amendment and no representations, promises or inducements have been made by the parties other than as appear in this Amendment.  This Amendment may not be amended except in writing signed by both parties.

(d)           This Amendment shall not be binding until executed and delivered by both parties.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
a New Jersey corporation

By:	PDC Properties, Inc., its agent

By:
Name:
Title:

TENANT:

OMNICELL, INC., a
Delaware corporation

By:
Name:
Title:

Exhibit A

Work Letter Agreement

All of the terms and conditions of the Lease are incorporated herein by reference and, except as may be expressly set forth to the contrary in this Work Letter or the Lease, shall apply as fully to this Work Letter as to the Lease.  The capitalized terms used but not defined in this Work Letter shall have the meanings ascribed to them in the Lease.

1.     Construction of Tenant Improvements.  Except as provided below to the contrary, Landlord shall pay for and provide the construction material, hardware and equipment and the labor to construct the Tenant Improvements, which construction shall occur in two (2) phases to allow Tenant’s continued occupancy of such portion of the Premises not being constructed during each respective phase.  “Tenant Improvements” means (i) the materials, hardware and equipment to be affixed to or incorporated into the Premises pursuant to the Plans (as defined below and as the same may be modified pursuant to Section 4 of this Work Letter), and the labor to construct and install such items, and (ii) the other building standard items described in the Plans, as the same may be modified pursuant to Section 4 of this Work Letter.  Landlord shall proceed diligently to cause the Tenant Improvements to be substantially completed substantially in accordance with the Plans and the terms and conditions of the Lease.  Tenant Improvements will be comprised of building standard materials and performed in a first class, workmanlike manner.

2.     Contractors.  If Tenant elects to engage an interior designer for the Premises (the “Interior Designer”), Tenant shall have the right to do so, subject to Landlord’s reasonable approval, with such approval not to be unreasonably withheld, and Tenant shall contract directly with the Interior Designer for the provision of services.  All other architects, engineers, contractors, subcontractors, suppliers, manufacturers or materialmen performing services or supplying materials in connection with the design and/or construction of the Tenant Improvements (the “Contractors”) shall be selected by Landlord, and shall enter into contracts directly with Landlord for the provision of services and materials.

3.     The Plans.  Landlord has caused to be prepared, and Landlord and Tenant have approved, the plans, drawings and specifications described on Schedule 1 attached to this Work Letter and made a part hereof (the “Plans”).

4.     Changes to the Plans.

A.            Tenant Changes to the Plans.

1.             Tenant may propose one or more changes to the Plans to Landlord at any time before the Substantial Completion Date (as defined below), and, as promptly as reasonably practicable after the receipt and approval thereof by Landlord (which approval may be withheld in Landlord’s reasonable discretion),

Landlord shall provide Tenant with a written estimate of the delay (if any) in the Substantial Completion Date (which delay shall be a Tenant Delay as defined below) and the additional cost (if any) to complete the Tenant Improvements which will result from such change (whether hard costs or soft costs), which costs shall include, without limitation:  (i) the actual cost of all materials, supplies, equipment and labor used or supplied in making the proposed change, including general conditions and any contractor’s fees; (ii) any architect and engineer fees; (iii) a construction management fee payable to Landlord equal to five percent (5%) of such additional costs; and (iv) any actual out of pocket costs and expenses resulting from a Tenant Delay and the extended construction period (if any) as such cost arises from impacts to the Building systems or adjacent tenants of the Building  (collectively, “Change Order Costs”).  If Tenant fails to approve the estimate of Change Order Costs within three (3) business days after delivery of same, Tenant shall be deemed to have abandoned its request for such change, and the Tenant Improvements shall be constructed substantially in accordance with the then existing Plans.  If Tenant approves the estimate of Change Order Costs within said 3-day period by signing and returning a copy of Landlord’s estimate, Landlord shall cause the Tenant Improvements to be constructed substantially in accordance with the Plans as so revised.  Unless requested in writing by Tenant to the contrary, Landlord shall continue with construction of the Tenant Improvements according to the then existing Plans during the pendency of any proposed change in the Plans until such change is approved by Landlord and Tenant as provided above.  Any delay resulting from a halt in construction requested in writing by Tenant shall constitute a Tenant Delay.

2.             If Tenant approves Landlord’s estimate of the time and the Change Order Costs of a proposed change to the Plans within three (3) business days after delivery of same as set forth in Section 4A1 above, Tenant shall not be liable for the actual Change Order Costs, whether or not such actual cost exceeds Landlord’s estimate.  In the event that such timely approval is not submitted by Tenant, Tenant shall be liable for the amount the actual Change Order Cost exceeds the estimate of a proposed change to the Plans and in such event, upon Tenant’s request, Landlord shall provide Tenant with reasonable evidence of the actual Change Order Costs and the basis for any delay in the Substantial Completion Date resulting from such change.

3.             If Tenant requests a change to the Plans pursuant to this Section 4.1, and Tenant does not approve or disapprove the estimate of Change Order Costs within three (3) business days after delivery of same as set forth in Section 4A1 above, Tenant shall promptly reimburse Landlord, as Rent, for any reasonable costs and expenses actually incurred from third parties, if any, resulting from the delayed or lacking response by Tenant.

B.            Landlord Changes to the Plans.  Landlord may make changes to the Plans without Tenant’s consent, provided that such changes (a) are reasonably necessary to address field conditions, (b) will not create any additional monetary obligation for Tenant under the Lease, (c) are in material conformity with the Plans (as they may have been previously revised by permissible Tenant and/or Landlord changes thereto), and (d) will not result in the use of materials or equipment which are of a materially lesser quality than those specified in the Plans.

5.     Payment of Costs.  Tenant shall pay Landlord the amount of any Change Order Costs if such Change Order Costs were approved after the three (3) business day period as set forth in Section 4A1 above, within ten (10) business days after Tenant’s receipt of reasonable evidence of the actual Change Order Costs in accordance with Section 4.1 of this Work Letter.  Landlord shall be responsible for the amount of any Change Order Cost overruns if same were approved by Tenant within the three (3) business day period as set forth in Section 4A1 above.

6.     Punchlist Items.  Before Tenant takes occupancy of the Premises, but no later than five (5) business days after the Substantial Completion Date, Landlord, Landlord’s architect, Tenant and at Tenant’s election, Tenant’s consulting architect or other construction consultants shall conduct an inspection of the Premises and shall work in good faith to jointly prepare a punchlist for the Tenant Improvements.  Any items not on such punchlist shall be deemed accepted by Tenant.  Landlord shall complete all punchlist items as soon as reasonably practicable after such punchlist items are finally determined.

7.     Representatives of Landlord and Tenant.  Landlord designates Sue Lehman as its representative for all purposes of this Work Letter.  Tenant designates  Michael Cline as its representative for all purposes of this Work Letter.  Wherever this Work Letter requires any notice to be given to or by a party, or any determination or action to be made or taken by a party, such notice shall be in writing and the representative(s) of each party shall act for and on behalf of such party, and the other party shall be entitled to rely thereon.  Either party may designate one or more additional or substitute representatives for all or a specified portion of the provisions of this Work Letter, subject to written notice to the other party of the identity of such additional or substitute representative(s).

8.     Delay in the Substantial Completion Date.

A.            The Substantial Completion Date.  The “Substantial Completion Date” shall mean the earliest to occur of:  (i) the date on which Landlord’s architect issues a certificate to Landlord and Tenant stating that the Tenant Improvements have been substantially completed substantially in accordance with the Plans, or (ii) if the substantial completion of the Tenant Improvements has been delayed as a result of one or more Tenant Delays (as defined below), the date on which Landlord would have substantially completed the Tenant Improvements but for such Tenant Delays, as so certified by the Landlord’s architect.

B.            Tenant Delays.  “Tenant Delay” shall mean any interruption or delay at any time in the progress of the Tenant Improvements which is the result of:  (a) Tenant changes to the Plans, including, in addition to delays resulting from the actual execution of such changes to the Plans, any delay occurring because the change to the Plans requested by Tenant expressly requires the design or construction of the Premises to be halted or delayed pending resolution of any request by Tenant for a change to the Plans, whether or not the requested change is ultimately approved by Landlord and/or Tenant; (b) the performance or non-performance of any work at the Premises by Tenant or any person, firm or corporation employed by Tenant; or (c) any other act or omission of Tenant (for example, but not by way of limitation, failure to timely respond to requests for information or approval of construction related matters submitted by Landlord and failure to act in good faith and to cooperate with Landlord in finalizing and approving the Plans pursuant to Section 3 of this Work Letter).

C.            Force Majeure Delays.  “Force Majeure Delay” shall mean any interruption or delay at any time in the progress of the Tenant Improvements which is not a Tenant Delay and is the result of any Events of Force Majeure.  Any delay shall be deemed to be a Force Majeure Delay notwithstanding that Landlord or its agent or Contractor with respect to which the time period for the Force Majeure Delay is being claimed is concurrently delayed by events within its control.

D.            Notice of Tenant Delays and Force Majeure Delays.  Each of Landlord and Tenant agrees that it shall exercise reasonable efforts to provide the other party with written notice of any Tenant Delay or Force Majeure Delay (and the expected length of the applicable delay) as soon as reasonably practicable following the date such party has been notified of any such delay; provided, however, that Landlord’s or Tenant’s failure to furnish such notice shall in no event be deemed to a waiver by Landlord or Tenant of the Tenant Delay or Force Majeure Delay or otherwise affect the operation of this Section 8.  Landlord and Tenant shall be deemed to have notified the other party of a Tenant Delay or a Force Majeure Delay if the applicable delay is brought to the attention of the Tenant representative or Landlord representative, respectively, noted in Section 7 hereof within three (3) business days after the notifying party learns of such Tenant Delay or Force Majeure Delay.

9.     Governmental Approvals.  Landlord shall use reasonable efforts to obtain all governmental licenses, permits and approvals necessary for the construction of the Tenant Improvements.  If Landlord is unable to obtain any permit, license or approval from any governmental authority necessary for the construction of the Tenant Improvements, either Landlord or Tenant may elect to terminate the Lease upon written notice to the other party delivered within thirty (30) days after agreement upon the final Plans, upon which termination Landlord shall return to Tenant any Security Deposit and Base Rent in Landlord’s possession, and thereafter Landlord shall have no further liability to Tenant hereunder or under the Lease.

10.   Access by Tenant Prior to Substantial Completion Date.  Landlord will permit Tenant and Tenant’s agents, suppliers, contractors and workmen to enter the Premises prior to the completion of the Tenant Improvements to enable Tenant to do such other things as may be required by Tenant to make the Premises ready for Tenant’s occupancy, provided that Tenant shall fully perform and comply with each of the following covenants, conditions and requirements:

1.             With respect to that portion of the Premises which is under construction during a particular phase of the Tenant Improvement work, Tenant and Tenant’s agents, contractors, workmen, mechanics, suppliers and invitees, shall work in harmony and not intentionally or unduly interfere with Landlord and Landlord’s agents in performing the Tenant Improvements or work for other tenants and occupants of the Building, and if at any time such entry shall in the reasonable judgment of Landlord cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission for entry into such current phase of the Premises under construction upon twelve (12) hours written notice to the Tenant representative provided in Section 7 hereof.

2.             Tenant agrees that any such entry into the Premises shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease except the covenant to pay Rent, and further agrees that in connection therewith Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work or installations made in the Premises or to property placed therein prior to the Substantial Completion Date, the same being at Tenant’s sole risk.  In addition, Tenant shall require all entities performing work on behalf of Tenant to provide protection for existing improvements to an extent that is reasonably satisfactory to Landlord and shall allow Landlord reasonable access to the Premises, for inspection purposes, at all times during the period when Tenant is undertaking construction activities therein.  In the event any entity performing work on behalf of Tenant causes any damage to the Tenant Improvements or the property of Landlord or others, Tenant shall cause such damage to be repaired at Tenant’s expense, and if Tenant fails to cause such damage to be repaired immediately upon Landlord’s demand therefor, Landlord may in addition to any other rights or remedies available to Landlord under the Lease or at law or equity cause such damage to be repaired, in which event Tenant shall immediately upon Landlord’s demand pay to Landlord the cost of such repairs as Rent.

3.             All contractors and subcontractors shall use only those entrances reasonably designated by Landlord for ingress and egress of personnel, and the delivery and removal of equipment and material through or across any common areas of the Building or parking areas on the Property shall only be permitted with the written approval of Landlord and during hours reasonably determined by Landlord.  Landlord shall have the right to order Tenant or any contractor or subcontractor that violates the above requirements to cease work and remove it, its equipment, and its employees from the current phase of the Premises under construction or those portions of the Building or the Property adversely affected by such presence.

4.             A.            During the performance of Landlord’s Work and Landlord’s fixturing, Landlord shall provide trash removal service from a location designated by Landlord.  In connection with such work, Landlord shall be responsible for breaking down boxes and placing trash in Landlord’s containers at such designated location.  Landlord shall accumulate its trash in containers supplied by Landlord and Landlord shall not permit trash to accumulate within the Premises or in the corridors or public areas adjacent to the Premises.  Landlord shall cause each entity employed by it to perform work on the Premises to abide by the provisions of this Work Letter as to the storage of trash and shall require each such entity to perform its work in a way that dust and dirt is contained entirely within the Premises and not within any other portion of the Building or the Property and shall cause Landlord’s contractors to leave the Premises broom clean at the end of each day.  Should Tenant deem it necessary to remove Landlord’s trash because of accumulation, Tenant may remove such trash and request reimbursement from Landlord for its out of pocket costs incurred for such removal on a time and material basis.

B.            During the performance, if any, of Tenant’s work and/or Tenant’s fixturing, Landlord shall provide trash removal service from a location designated by Landlord.  Tenant shall be responsible for breaking down boxes and placing trash in Landlord’s containers at such designated location.  Tenant shall accumulate its trash in containers supplied by Landlord and Tenant shall not permit trash to accumulate within the Premises or in the corridors or public areas adjacent to the Premises.  Tenant shall cause each entity employed by it to perform work on the Premises to abide by the provisions of this Work Letter as to the storage of trash and shall require each such entity to perform its work in a way that dust and dirt is contained entirely within the Premises and not within any other portion of the Building or the Property and shall cause Tenant’s contractors to leave the Premises broom clean at the end of each day.  Should Landlord deem it necessary to remove Tenant’s trash because of accumulation, an additional charge to Tenant will be on a time and material basis.

5.             Tenant agrees that all services and work performed on the Premises by, on behalf of, or for the account of Tenant, including installation of materials and personal property delivered to the Premises shall be done in a first-class workmanlike manner using only good grades of material, shall be performed in accordance with Laws, and shall be performed only by persons covered by a collective bargaining agreement with the appropriate trade union.

6.             Tenant agrees to protect, indemnify, defend and hold harmless the Landlord Parties from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including reasonable attorneys’ fees, of whatever nature, including those to the person and property of Tenant, its employees, agents, invitees, licensees and others arising out of or in connection with the gross negligence or intentional misconduct of Tenant or Tenant’s contractors or subcontractors in or about the Premises and the Property, and the cost of any repairs to the Premises and the Property necessitated by activities of Tenant or Tenant’s contractors or subcontractors.

7.             Landlord agrees to protect, indemnify, defend and hold harmless the Tenant from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including reasonable attorneys’ fees, of whatever nature, including those to the person and property of Landlord, its employees, agents, invitees, licensees and others arising out of or in connection with the gross negligence or intentional misconduct of Landlord or Landlord’s contractors or subcontractors in or about the Premises and the Property, and the cost of any repairs to the Premises and the Property necessitated by activities of Landlord or Landlord’s contractors or subcontractors.

8.             Tenant shall secure, pay for, and maintain during the continuance of its work within the Premises, policies of insurance with such coverages and such amounts as Landlord may reasonably require in accordance with the terms of the Lease, which policies shall be endorsed to include Landlord and its contractors and their respective employees and agents and any Mortgagee as additional insured parties, and which shall provide thirty (30) days prior written notice of any alteration or termination of coverage.  Tenant shall not permit Tenant’s contractors to commence any work until all required insurance has been obtained by Tenant and certificates evidencing such coverage have been delivered to and approved by Landlord in writing.

11.   Termination of Work Letter; Survival of Terms.  Landlord and Tenant acknowledge and agree that the provisions of this Work Letter are intended and designed to govern certain rights and obligations of the parties relating to the construction of the Tenant Improvements and other matters prior to the Substantial Completion Date.  Accordingly, except as hereinafter set forth in this Section 11, from and after the Substantial Completion Date, the terms and provisions of this Work Letter shall become null and void and of no further force or effect.  Notwithstanding anything to the contrary in this Section 11, however, the following provisions shall not terminate and shall continue in full force and effect after the Substantial Completion Date, and shall survive the Substantial Completion Date:  Sections 1 and 5 (both of which shall terminate at such time as all punchlist items have been completed and all claims in connection therewith have been satisfied in full); Sections 10(2), 10(5), 10(6), 10(7), 11 and 12 (which shall remain in effect for the duration of the Term); and Section 13 (which shall terminate at such time as the parties have executed the Confirmatory Memorandum attached as Schedule 2 below).

12.   Application of Work Letter.  This Work Letter shall not be applicable to any space added to the Premises or in the event of a renewal or extension of the Term of the Lease or the exercise of any expansion option granted to Tenant pursuant to the Lease.

13.   Confirmatory Memorandum.  At the request of either party, at such time as the Substantial Completion Date has been finally determined, the parties shall jointly execute the Confirmatory Memorandum attached as Schedule 2 below, and such Confirmatory Memorandum shall be attached to and become a part of the Lease.

SCHEDULE 1

Plans

See Attached.

1

SCHEDULE 2

Form of Confirmatory Memorandum

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (“Landlord”) and OMNICELL, INC., (“Tenant”) hereby execute and deliver this Confirmatory Memorandum pursuant to Section 13 of the Work Letter attached as Exhibit A to that certain Second Amendment to Lease between Landlord and Tenant dated                           , 2006.

1.             This Confirmatory Memorandum is for the convenience and reference of the parties.  The provisions of the Lease and the Work Letter shall be valid and given their full force and effect with respect to the terms contained in this Confirmatory Memorandum, notwithstanding the failure or refusal of either party to execute this document.

2.             Landlord and Tenant further agree and acknowledge as follows: the Substantial Completion Date occurred on                          , 200    .

Executed and delivered as of                               , 200  .

TENANT

OMNICELL, INC., a Delaware corporation

By:
Its:

LANDLORD

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:	PDC Properties, Inc., its Agent

By:
Its:

2